Exhibit 99.1


Marvel Entertainment Group, Inc. (NYSE: MRV)


Court Will Appoint Trustee to Assist in Chapter 11

     New York, NY, December 12, 1997 ... Marvel Entertainment Group, Inc. (NYSE: MRV) today reported that Judge Roderick McKelvie of the U.S. District Court in Delaware will issue an order to the U.S. Trustee Office to appoint a trustee who will replace the current board of the Company.

     Executive Officers of Marvel will remain in place, and will continue to conduct operations consistent with its business plans. The secured lenders have indicated in documents filed with the Court that they have no desire for the Company to change direction, focus or strategy in connection with its business plans, or to run the operation differently from how it is currently being managed. In connection with the appointment of the trustee, the secured lenders, led by Chase Manhattan Bank as their agent, will advance Marvel additional operating funds.